Exhibit 99.1

For Immediate Release: Jan. 26, 2006

Contact: Rick Dutkiewicz, Chief Financial Officer, 303-568-8004

New World Restaurant Group To Refinance Debt On Strength of Improving Performance

Company Will Redeem $160 Million in Notes and Enter Into $185 Million in New Debt Facilities

Average Cash Interest Expense Rate To Improve to 9.01% from 13.0%

After-Tax Cash Flow Expected to Increase $5.5 Million Per Year

GOLDEN, Colo., Jan. 26 — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced it will redeem $160 million in 13% senior secured notes due in 2008, retire its $15 million revolving credit facility and refinance that debt with $170 million in new term loans and a $15 million revolver at more favorable interest rates.  The transaction, which is being arranged by Bear, Stearns & Co. Inc., is designed to strengthen the Company’s balance sheet, reduce capital costs and improve cash flow.

“New World’s steadily improving financial performance has given us an opportunity to replace higher interest debt with new notes with a more attractive average interest rate and a more balanced repayment schedule,” said Rick Dutkiewicz, chief financial officer.  “By extending our debt maturities, lowering our cost of capital and retaining a pre-payment feature, New World expects to improve liquidity and have increased financial flexibility with which to pursue operating and cash flow enhancing initiatives.”  Dutkiewicz said the Company expects after-tax cash flow to increase by $5.5 million per year as a result of the refinancing.

New World expects to fund the new loans in late February.  The Company will send notice of redemption to holders of the 13% senior secured notes.  Those notes would be redeemed with proceeds of the new funding.

The new financing is comprised of a five-year, $15 million revolving credit facility; a five-year, $80 million first lien term loan; a six-year, $65 million second lien term loan; and a $25 million seven-year subordinated term loan.  The maturities of the new loans would accelerate to dates commencing on December 30, 2008 if, by that date, the Company has not redeemed, extended or replaced its $57 million in Series Z mandatorily redeemable preferred stock, which currently is scheduled to mature June 30, 2009.  The new loans will be pre-payable and carry a floating interest rate based on LIBOR.  The subordinated term loan will have a fixed interest rate of 13.75%, of which 6.5% is payable in cash and 7.25% is payable in kind.  Upon completion of the new financing and note redemption, the Company expects its average cash interest expense rate on all debt to improve to 9.01% from 13.0%.

Dutkiewicz noted that improved operating performance over the past year was instrumental in the Company securing more favorable debt terms.  Through the first nine months of 2005 New World reported a 5.6% increase in comparable store sales versus the same period in 2004.  Over the same comparative periods, the Company increased revenue and gross margins, doubled operating income, reduced its net loss, and generated $2.8 million in cash from operations.

About New World Restaurant Group, Inc.

New World is a leading company in the casual restaurant industry. The Company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of September 27, 2005, the Company’s retail system consisted of 643 locations, including 439 company-owned locations, as well as 137 franchised and 67 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the improvement in period over period comparable store sales and transaction counts is not necessarily indicative of future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the first nine months of 2005 are not necessarily indicative of future results which are subject to increasing utility and other costs, and other seasonal effects, and there is no assurance that full year results will be consistent; (iii) the Company’s expectations of improving liquidity and increased financial flexibility, that annual after-tax cash flow will increase by $5.5 million, and that the average cash interest expense rate on all debt will decline significantly are dependent upon the LIBOR rate remaining stable.  These and other risks are more fully discussed in the Company’s SEC filings.